    THIS IS A CONFIRMING ELECTRONIC COPY OF THE PRELIMINARY PROXY STATEMENT OF EMCOR GROUP, INC., FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                            ON SEPTEMBER 25, 1995.

                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant                     /x/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/x/ Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/ / Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               EMCOR GROUP, INC.
   ------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)

                               EMCOR GROUP, INC.
   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/ / $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
    22(a)(2) of Schedule 14A
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3)
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

/x/ Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

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(4) Date Filed:

                                    [LOGO]

                               EMCOR GROUP, INC.
                        101 MERRITT SEVEN CORPORATE PARK
                        NORWALK, CONNECTICUT 06851-1060

                            ------------------------
                            NOTICE OF ANNUAL MEETING
                            ------------------------

To the Stockholders of
EMCOR Group, Inc.

     The Annual Meeting of Stockholders of EMCOR Group, Inc. (the 'Company') will be held in the Boardroom, 5th Floor, 101 Merritt Seven Corporate Park, Norwalk, Connecticut 06851-1060, on November 17, 1995, at 10:00 A.M. (local time) for the following purposes:

          1. To elect seven directors to serve until the next annual meeting and until their successors are duly elected and qualify.

          2. To consider adoption of a proposed amendment to the Certificate of Incorporation that would amend Article FOURTH thereof to, among other things, change the Company's capitalization by authorizing a new class of 1,000,000 shares of Preferred Stock, in such series with such designations, powers, preferences and rights, as shall be determined by the Company's Board of Directors.

          3. To approve the adoption of the 1994 Management Stock Option Plan.

          4. To approve the adoption of the 1995 Non-Employee Directors' Non-Qualified Stock Option Plan.

          5. To ratify the appointment of Arthur Andersen LLP as independent auditors for 1995.

          6. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on October 12, 1995 as the record date for determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment thereof.

     Your attention is respectfully directed to the accompanying Proxy Statement. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          JOSEPH W. BARNETT
                                          Secretary


Norwalk, Connecticut
October   , 1995

                               EMCOR GROUP, INC.

                            ------------------------
                                PROXY STATEMENT
                            ------------------------

     This Proxy Statement relates to the first Annual Meeting of Stockholders of EMCOR Group, Inc. (formerly JWP INC.), a Delaware corporation (the 'Company'), following the Company's emergence from Chapter 11 of the United States Bankruptcy Code upon the effectiveness on December 14, 1994 of the Third Amended Joint Plan of Reorganization, as amended, of the Company and its subsidiary SellCo Corporation (the 'Plan of Reorganization'). Under the Plan of Reorganization the prepetition common stock of the Company was extinguished and new Common Stock of the Company was issued to prepetition creditors of the Company and to Belmont Capital Partners II, L.P. ('Belmont'), which provided the Company with a debtor-in-possession credit facility during its Chapter 11 proceeding. Reference to Common Stock in this Proxy Statement is to the Common Stock, par value $.01 per share, that was issued pursuant to the Plan of Reorganization or that may hereafter be issued. The last meeting of stockholders of the Company was held May 21, 1992.

     The enclosed proxy is solicited by the Board of Directors of the Company. It may be revoked at any time before it is finally exercised by delivering a written notice to the Secretary of the Company stating that the proxy is revoked, by executing a subsequent proxy and presenting it to the Secretary of the Company, or by attending the Annual Meeting and voting in person. Unless otherwise specified, the proxies from holders of Common Stock will be voted in favor of each proposal set forth in the Notice of Annual Meeting.

     As of October 12, 1995, the Company had outstanding 9,360,562 shares of Common Stock. Only stockholders of record of Common Stock at the close of business on October 12, 1995 (the 'Record Date'), are entitled to notice of, and to vote at, the annual meeting. The mailing address of the principal executive offices of the Company is 101 Merritt Seven Corporate Park, Norwalk, Connecticut 06851-1060, and the approximate date on which this Proxy Statement and the
accompanying proxy are being first sent or given to stockholders is October   ,
1995.

     The Common Stock was the only voting security of the Company outstanding and entitled to vote on the Record Date. Holders of Common Stock are entitled to one vote per share on each matter to be voted upon at the Annual Meeting. Assuming the presence of a quorum at the Annual Meeting, the affirmative vote of the holders of a plurality of the votes cast by the holders of shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is necessary for the election of Directors. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is required for the adoption of the proposed amendment to the Certificate of Incorporation of the Company. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for approval of the 1994 Management Stock Option Plan and the 1995 Non-Employee Directors' Non-Qualified Stock Option Plan and for the ratification of appointment of auditors. With respect to an abstention from voting on any matter, the shares will be considered present and entitled to vote at the Annual Meeting and they will have the same effect as votes against the matter. With respect to broker non-votes, the shares will not be considered entitled to vote at the Annual Meeting for such matter. Thus, the broker non-votes will have the practical effect of (i) votes against the adoption of the proposed amendment to the Company's Certificate of Incorporation and (ii) reducing the number of affirmative votes required to achieve a majority vote for approval of the 1994 Management Stock Option Plan and the 1995 Non-Employee Directors' Non-Qualified Stock Option Plan and ratification of the appointment of auditors by reducing the total number of shares from which the majority is calculated.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth as of October 12, 1995 certain information regarding beneficial ownership of the Common Stock by each person or group known by the Company to be a beneficial owner of more than five percent of the Company's Common Stock. Except as otherwise noted, to the Company's knowledge, each person or group listed below has sole voting and investment power with respect to the shares listed next to its name.

                                          NUMBER OF
                                            SHARES
                                         BENEFICIALLY       PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER        OWNED            OWNED
--------------------------------------   ------------       -------
Belmont Capital Partners II, L.P. ....      740,482(1)(2)      7.9%
  82 Devonshire Street F7C
  Boston, Massachusetts 02109
Cumberland Associates ................      558,174(3)         6.0%
  1114 Avenue of the Americas
  New York, New York 10036
The TCW Group, Inc. ..................      940,978(2)        10.1%
  865 South Figueroa Street
  Los Angeles, California 90017

------------------
(1) Includes 672,158 shares of Common Stock and 28,272 shares, 28,272 shares, and 11,780 shares issuable upon exercise of like number of the Company's Series X Warrants, Series Y Warrants, and Series Z Warrants.

(2) There is a reserve of 127,957 shares of Common Stock for disputed claims against the Company to be issued to holders of prepetition unsecured allowed claims including Belmont Capital Partners II, L.P. ('Belmont') and The TCW Group, Inc. ('TCW'). To the extent such disputed claims are disallowed, the number of shares issued to Belmont and TCW will increase in a presently undeterminable amount.


(3) Cumberland Associates has no voting power with respect to any of these shares. However, as to 489,598 of these shares it has sole power to dispose or direct the disposition of them, and as to 68,576 of these shares it has shared power to dispose or to direct the disposition of them.

                             ELECTION OF DIRECTORS

     At the Annual Meeting, seven directors are to be elected by the holders of Common Stock to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualify. To be elected as a director, each nominee must receive the favorable vote of a plurality of the shares present in person or represented by proxy and entitled to vote at the meeting. Certain information concerning the nominees for election at the annual meeting, each of whom is presently a director, is set forth below. While the Board of Directors has no reason to believe that any of those named will not be available as a candidate, should such a situation arise, the proxy may be voted for the election of other nominees in the discretion of the persons acting pursuant to the proxy. In accordance with the provisions of the Plan of Reorganization, the Board of Directors of the Company was reconstituted effective December 15, 1994. Each of the Directors, other than Mr. Frank T. MacInnis, Chairman of the Board, President and Chief Executive Officer of the Company, and Mr. Thomas D. Cunningham, became a director on December 15, 1994. Mr. MacInnis was elected a director by the Board on April 18, 1994 when he became Chairman of the Board, President and Chief Executive Officer of the Company, and Mr. Cunningham became a director on January 17, 1995 when he was elected by the Board to fill a vacancy.

     FRANK T. MACINNIS, Age 48; Chairman of the Board, President and Chief Executive Officer of the Company since April 18, 1994. From April 1990 to April 1994 Mr. MacInnis served as President and Chief Executive Officer, and from August 1990 to April 1994 as Chairman of the Board, of Comstock Group Inc., a nationwide electrical contracting company. In addition, from 1986 to April 1994 Mr. MacInnis was also President of Spie Group Inc., which owns Comstock Group Inc., Spie Construction Inc., a Canadian pipeline construction company, and Spie Horizontal Drilling Inc., a U.S. company engaged in underground drilling for, and installation of, pipelines and communications cable.

     STEPHEN W. BERSHAD, Age 53; Chairman and Chief Executive Officer for more than the past five years of Vernitron Corporation, a manufacturer of electronic components and controls; Director of the Company since December 15, 1994.

     DAVID A.B. BROWN, Age 51; President of The Windsor Group, a management consulting firm of which he is a co-founder, for more than the past five years. Mr. Brown is also a director of BTU International, Inc. and The Western Company of North America; Director of the Company since December 15, 1994.

     THOMAS C. CUNNINGHAM, Age 46; Executive Vice President and Chief Financial Officer and a director of The Forschner Group, Inc., an importer and distributor of Swiss Army knives and watches and Sabatier and Forschner cutlery, since March 1994. For more than five years prior thereto, Mr. Cunningham was a Managing Director of J.P. Morgan & Co. Incorporated, an international bank; Director of the Company since January 17, 1995.


     ALBERT FRIED, JR., Age 65; Managing Partner of Albert Fried & Company, a broker/dealer and member of the New York Stock Exchange, since 1955. Mr. Fried is also Chairman of the Board of Directors of Portec, Inc., a manufacturer of engineered products for the construction equipment, material handling and railroad industries, and is Vice Chairman of the Board of Directors of Oneita Industries, Inc., a manufacturer and marketer of activewear, including T-shirts and fleecewear; Director of the Company since December 15, 1994.

     MALCOLM T. HOPKINS, Age 67; Private investor since 1984. Retired Vice Chairman and Chief Financial Officer of the former St. Regis Corporation, a forest products, oil, gas and insurance company. Mr. Hopkins is also a director of The Columbia Gas System, Inc., KinderCare Learning Centers, Inc., MAPCO Inc., Metropolitan Series Fund, Inc. and U.S. Home Corporation and serves as Trustee of The Biltmore Funds; Director of the Company since December 15, 1994.

     KEVIN C. TONER, Age 31; Private Investor since March 1995; Managing Director from December 1991 to March 1995 of UBS Securities Inc., a broker/dealer and member of the New York Stock Exchange, engaged in corporate finance, underwriting and distribution of high grade U.S. corporate issues and Eurobonds. From March 1991 to December 1991 Mr. Toner was a Vice President of UBS Securities and for more than five years prior thereto he held various positions with CS First Boston, an investment banking firm; Director of the Company since December 15, 1994.

COMMITTEES OF THE BOARD

     The Company has standing Audit, Compensation and Personnel, and Corporate Governance Committees of the Board of Directors.

     The Audit Committee, comprised of Messrs. Brown, Cunningham and Hopkins, serves as the focal point for communication between the Board of Directors and the Company's independent auditors, chief internal auditor and management, to the extent that their duties relate to financial or accounting reporting and controls. The Audit Committee is responsible for engaging and discharging the independent auditors for the Company, reviewing their fees, reviewing the scope and procedures of the independent auditors, reviewing annual financial statements, reviewing quarterly and annual financial results prior to their release, and meeting with the Company's internal auditors and independent auditors on matters relating to, among other things, the adequacy of the Company's internal audit controls and accounting and auditing personnel.

     The Compensation and Personnel Committee, comprised of Messrs. Cunningham, Fried and Hopkins, reviews and advises the Board with respect to the qualifications of individuals identified as candidates for positions as the Company's Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and General Counsel and for the position of Chief Executive Officer of each subsidiary of the Company whose proposed annual compensation is $200,000 or more. It also reviews and recommends to the Board for its approval any employment, severance or similar contracts, or modifications thereof, for the Chairman of the Board and Chief Executive Officer of the Company and is charged with fixing on an annual basis his compensation, subject to the approval of the Board. The Compensation and Personnel Committee also is responsible for fixing, based on proposals made by the Chief Executive Officer, compensation for the

Chief Operating Officer, Chief Financial Officer and General Counsel of the Company as well as the compensation of other officers and employees of the Company and each subsidiary whose annual compensation is $200,000 or more and approving any employment, severance or similar contracts for them, or modifications thereof. The Compensation and Personnel Committee also is to recommend to the Board for its approval any incentive, benefit, award or bonus plans and programs for employees, to administer the 1994 Management Stock Option Plan and to review executive development plans.

     The Corporate Governance Committee, comprised of Messrs. Bershad, Brown and Toner, is responsible to the Board for the review and recommendation of director candidates; recommendations regarding directors' retirement age and removal; review of all committees of the Board and recommendations regarding their number, function and membership; recommendations with respect to compensation of and other benefits for non-employee directors; review of and recommendations with respect to directors' and officers' liability insurance and indemnification agreements between the Company and its officers and directors. The Corporate Governance Committee will consider nominees recommended by stockholders. Such recommendations should be sent to the Secretary, EMCOR Group, Inc., 101 Merritt Seven Corporate Park, Norwalk, Connecticut 06851-1060.

     There were ten meetings of the Board of Directors during 1994. During 1994 the Board of Directors did not have any Committees. Only Mr. MacInnis served as a director of the Company prior to December 15, 1994, the date the Company's Plan of Reorganization became effective. The Board of Directors as constituted following the effectiveness of the Company's Plan of Reorganization on December 15, 1994 did not hold any meetings in 1994. During the period January 1, 1995 through September 30, 1995, the Board of Directors of the Company held 8 meetings.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of October 12, 1995 by its directors, its chief executive officer, each of the two of the four other most highly compensated executive officers of the Company for its fiscal year ended December 31, 1994 who remain in the employ of the Company, and all its directors and executive officers as a group. Except as otherwise noted, to the Company's knowledge, each of the persons listed below has sole voting power and investment power with respect to the shares listed next to his name.

                                                     AMOUNT AND
                                                     NATURE OF
                                                     BENEFICIAL
NAME OF BENEFICIAL OWNER                            OWNERSHIP(1)         PERCENT
-------------------------------------------------   ------------         -------
Frank T. MacInnis................................         --                --
Stephen W. Bershad...............................       17,500(2)            *
David A.B. Brown.................................        7,500(2)            *
Thomas D. Cunningham.............................        7,500(2)            *
Albert Fried, Jr. ...............................      197,952(2)(3)       2.1%
Malcolm T. Hopkins...............................       12,500(2)            *
Kevin C. Toner...................................       12,500(2)            *
Sheldon I. Cammaker..............................         --                --
Jeffrey M. Levy..................................         --                --
All directors and executive officers as a group..      255,452(2)          2.7%

------------------
  * Represents less than 1%.

(1) The information contained in the table reflects 'beneficial ownership' as defined in Rule 13d-3 of the Securities Exchange Act of 1934. All percentages set forth in this table have been rounded.

(2) Includes options granted to each non-employee Director on March 20, 1995 pursuant to the Company's 1995 Non-Employee Directors' Non-Qualified Stock Option Plan, which is subject to the approval of stockholders of the Company at the annual meeting, to purchase 7,500 shares of Common Stock, at an exercise price of $5.125 per share, which price was equal to the market price for the Common Stock on the date of grant.

(3) Amount includes beneficial ownership of 190,452 shares of Common Stock by Albert Fried & Company ('AF&C'), of which Mr. Fried is the managing partner. AF&C received certain of these shares of Common Stock in its capacity as a holder of prepetition unsecured claims against the Company. There is a reserve of 127,957 shares of Common Stock for disputed claims against the Company to be issued to the holders of prepetition general unsecured allowed claims, including AF&C, and to Belmont. To the extent such disputed claims are disallowed, the number of shares issued to AF&C will increase in a presently undeterminable amount.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following Summary Compensation Table sets forth the compensation awarded to, earned by or paid to each of the Chief Executive Officer and the other four most highly compensated executive offices of the Company (collectively the 'named executive officers') during the fiscal years ended December 31, 1994, 1993 and 1992 for services rendered in all capacities to the Company and its subsidiaries. On April 18, 1994, Mr. Edward F. Kosnik resigned as Chairman of the Board, President and Chief Executive Officer of EMCOR and Mr. Frank T. MacInnis assumed such offices. For information regarding Mr. Kosnik's resignation and the employment agreements, if any, of the named executive officers, see 'Employment Contracts and Termination of Employment and Change of Control Arrangements' below.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG TERM
                                                                                   COMPENSATION AWARDS(4)
                                                                                -----------------------------
                                                                                                 NUMBER OF
                                        ANNUAL COMPENSATION                     RESTRICTED      SECURITIES
                                        -------------------     OTHER ANNUAL       STOCK        UNDERLYING         ALL OTHER
                                        SALARY(2)    BONUS    COMPENSATION(3)    AWARD(5)     OPTIONS/SARS(6)   COMPENSATION(8)
NAME AND PRINCIPAL POSITION      YEAR      ($)        ($)           ($)             ($)             (#)               ($)
------------------------------   ----   ---------   -------   ----------------  -----------   ---------------   ---------------
Frank T. MacInnis(1) .........   1994     426,923   250,000         None           None             (7)             261,356(9)
  Chairman of the Board,         1993       --        --             --             --              --                 --
  President and Chief            1992       --        --             --             --              --                 --
  Executive Officer

Edward F. Kosnik(1) ..........   1994     146,154    None           None           None            None             251,800(10)
  Former Chairman of the         1993     483,460    80,000         None           None            None               7,800
  Board, President and Chief     1992      30,769    None           None          300,000         100,000             None
  Executive Officer

Sheldon I. Cammaker ..........   1994     361,322    50,000         None           None             (7)             176,700(11)
  Executive Vice President and   1993     357,450    50,000         None           None            None               8,875
  General Counsel                1992     362,600    50,000         None           54,375          37,622            13,110

Jeffrey M. Levy(1) ...........   1994     247,500   175,000         None           None             (7)               6,300
  Executive Vice President and   1993     195,000   150,000         None           None            46,500             7,650
  Chief Operating Officer        1992     120,000   100,000         None           None            None               None

Stephen H. Meyers(1) .........   1994     186,923    None           None           None            None             248,435(12)
  Former Senior Vice             1993     217,212    40,000         None          181,250          50,000             5,175
  President--Finance             1992       --        --             --             --              --                 --

------------------
 (1) As Mr. MacInnis joined the Company on April 18, 1994, the blanks opposite his name indicate that during 1992 and 1993 Mr. MacInnis was not employed by the Company, and, accordingly, there is no compensation information to report for him in respect of such years. In addition, amounts shown for Mr. MacInnis for 1994 reflect less than a full year of compensation. As Mr. Kosnik joined the Company in November 1992, and Mr. Levy joined the Company in May 1992, amounts shown for each of them for 1992 reflect less than a full year of compensation. Mr. Meyers joined the Company in January 1993 and the blanks opposite his name indicate that during 1992 there is no compensation information to report for him in respect of such year. In addition, amounts shown for Mr. Levy during 1992 and 1993 represent compensation for Mr. Levy's service as President of EMCOR Mechanical/ Electrical Services (East), Inc., a subsidiary of the Company. Inasmuch as Mr. Kosnik and Mr. Meyers left the Company's employ on April 18, 1994 and October 21, 1994, respectively, the amounts shown for them for 1994 reflect less than a full year of compensation. See 'Employment Contracts and Termination of Employment and Change of Control Arrangements' below for a description of Mr. Kosnik's and Mr. Meyers' termination arrangements.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

 (2) Amounts shown include amounts the named executive officers earned but chose to defer pursuant to the Company's 401(k) Retirement Savings Plan (the '401(k) Plan'). Pursuant to the 401(k) Plan, Mr. Cammaker deferred $9,240 for 1994 and $8,994 for 1993 and 1992. Messrs. Kosnik, Levy and Meyers were only eligible to contribute to the 401(k) Plan during 1994 and 1993, and the amounts each of them deferred were $9,240 for 1994 and $8,994 for 1993. Mr. MacInnis was not eligible to participate in the 401(k) Plan during 1994. Amounts shown for the named executive officers also include the amounts applied, if any, by them to payment of their respective medical insurance premiums made pursuant to the Company's Premium Conversion Plan (the 'Medical Plan'), a Cafeteria Plan established under Section 125 of the Internal Revenue Code of 1986, as amended. Pursuant to the Medical Plan, during 1994, the following amounts were applied by each of the following named executive officers: Mr. Kosnik, $792, Mr. Cammaker, $4,208, Mr. Levy, $2,453, and Mr. Meyers, $2,453; and during 1993, $2,275 was applied by each of them. During 1992, Mr. Kosnik did not participate in the Medical Plan, Mr. Cammaker applied $1,250 to the Medical Plan, and Mr. Levy applied $609 to the Medical Plan.

 (3) The personal benefits provided to the named executive officers did not exceed the disclosure threshold established by the SEC pursuant to applicable rules.

 (4) The column specified by the rules promulgated under the Securities Exchange Act of 1934 to report Long-Term Incentive Plan Payouts has been excluded because the Company has no long-term incentive compensation plans and has not had any such plan during any portion of fiscal years 1994, 1993 or 1992.

 (5) The dollar amounts shown for restricted stock awards are based on the market prices for the Company's previously outstanding common stock (all of which was canceled on December 15, 1994, the effective date of the Plan of Reorganization) on the dates the respective awards were made. As of December 31, 1994, none of the named executive officers held any restricted stock awards since the Company's previously outstanding common stock was canceled on the Effective Date. The 1992 restricted stock awards to Mr. Cammaker reported in the table vested 50% on January 2, 1994 and would have vested 50% on January 2, 1995. Upon joining the Company in November 1992, Mr. Kosnik was awarded a grant of 100,000 shares of restricted stock, one-third of which vested in November 1993 and the remaining shares were forfeited upon his resignation. The award of restricted stock made in 1993 to Mr. Meyers vested one-third in January 1994 and the remainder vested in October 1994 when Mr. Meyers' employment with the Company was terminated.

 (6) The awards set forth in this column are of stock options only. The Company did not award stock appreciation rights. The stock options refer to the Company's previously outstanding common stock, all of which was canceled on the effective date of the Plan of Reorganization.

 (7) Mr. MacInnis received on April 5, 1995 an option to purchase 200,000 shares of Common Stock at an exercise price of $4.75 per share, which price was equal to the market price for the Common Stock on that date. Mr. Cammaker and Mr. Levy each received on April 5, 1995 an option to purchase 50,000 shares of Common Stock at an exercise price of $5.13 per share, which price was equal to the average market price for the Common Stock over the 20 day trading period immediately preceding the issuance of the options.

 (8) The amounts reported in this column include matching contributions made by the Company under the 401(k) Plan during 1994, 1993 and 1992 for the account of the named executive officers as follows: 1994 and 1993--Messrs. Kosnik, Cammaker, Levy and Meyers, each $1,800; 1992--Mr. Cammaker, $1,800. The amounts reported for 1994 also include contributions to be paid during 1995 in respect of 1994 by the Company for the account of the named executive officers pursuant to the Company's Money Purchase Plan, a defined contribution pension plan, as follows: Mr. Cammaker and Mr. Levy, each $4,500. Messrs. MacInnis, Kosnik and Meyers were not eligible to participate in the Money Purchase Plan for 1994 and Mr. MacInnis was not eligible to participate in the 401(k) Plan for 1994. The amounts reported for 1993 also include contributions made during 1994 in respect of 1993 by the Company for the account of the named executive officers pursuant to the Money Purchase Plan as follows: Mr. Kosnik, $6,000;

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

     Mr. Cammaker, $7,075; Mr. Levy, $5,850; and Mr. Meyers, $3,375. The amounts reported for 1992 also include $6,866 as a contribution made during 1993 in respect of 1992 by the Company for the account of Mr. Cammaker pursuant to the Money Purchase Plan. Messrs. Kosnik and Levy were not eligible to participate in the Money Purchase Plan for 1992. For 1992, the amounts reported also include a contribution made during 1992 in respect of 1991 pursuant to the Company's Employee Stock Ownership Plan of $4,444 for Mr. Cammaker. Inasmuch as Mr. MacInnis was not eligible to participate in the

     401(k) Plan or the Money Purchase Plan for 1994, the amounts reported in this column for Mr. MacInnis include $6,300 payable to him under a supplemental retirement plan in accordance with the terms of his employment agreement.

 (9) Amount includes a signing bonus of $250,000 paid to Mr. MacInnis upon his joining the Company on April 18, 1994 and $5,056 representing amounts reimbursed to him during 1994 pursuant to his employment contract for the payment of taxes on fringe benefits.

(10) Amount includes payments of $100,000 in each of February and March 1994 and $50,000 in April 1994 paid to induce Mr. Kosnik to remain with the Company for a period of time to enable the Company to find a successor.

(11) Amount includes a stay bonus of $170,400 paid to Mr. Cammaker pursuant to the EMCOR Group, Inc. Employees' Severance Pay/Stay Bonus Plan on September 30, 1994.

(12) Amount includes a stay bonus of $112,500 paid to Mr. Meyers on September 30, 1994 and a severance payment of $112,500 paid to Mr. Meyers on October 31, 1994 after Mr. Meyers' employment with the Company terminated on October 21, 1994. This amount also includes an aggregate of $21,635 in severance payments paid to Mr. Meyers in November and December of 1994. A remaining $203,365 in severance payments owed to Mr. Meyers will be paid to him in equal weekly installments during 1995. All of these payments to Mr. Meyers were made pursuant to the EMCOR Group, Inc. Employees' Severance Pay/Stay Bonus Plan.

                     EMPLOYEE OPTION EXERCISES AND HOLDINGS

     All outstanding options to purchase shares of the previously outstanding common stock of the Company held during 1994 by the named executive officers were canceled on December 15, 1994, the effective date of the Plan of Reorganization (the 'Effective Date'). In accordance with the terms of his employment agreement, on April 5, 1995, Mr. MacInnis received an option pursuant to the Company's 1994 Management Stock Option Plan to purchase 200,000 shares of Common Stock at an exercise price of $4.75 per share, which price was equal to the market price for the Common Stock on that date. On April 5, 1995, Mr. Cammaker and Mr. Levy each received an option pursuant to the 1994 Management Stock Option Plan to purchase 50,000 shares of Common Stock at an exercise price of $5.13 per share, which price was equal to the average market price for the Common Stock over the 20 day trading period immediately preceding the issuance of the options. Options granted pursuant to the 1994 Management Stock Option Plan are not exercisable until one year after the date of grant, at which time one-third of the options become exercisable; thereafter, on each of the two succeeding anniversary dates of the option grants another one-third of the options become exercisable. See 'Approval of 1994 Management Stock Option Plan.' No named executive officer exercised any options during 1994. No named executive officer holds or held any stock appreciation rights.

                    EMPLOYMENT CONTRACTS AND TERMINATION OF
                 EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

EMPLOYMENT AGREEMENTS


     The Company has entered into an Employment Agreement, dated as of April 18, 1994, with Frank T. MacInnis (the 'Agreement') providing for his employment as Chief Executive Officer and President of the Company during the period April 18, 1994 through December 31, 1997. The Agreement provides that the term of employment will automatically be extended for successive one-year periods unless the Company or Mr. MacInnis gives written notice not to extend at least six months prior to the end of such period. The Company is also to use its best efforts to ensure his election as Chairman of the Board of Directors of the Company.

     Pursuant to the Agreement, the Company is to pay Mr. MacInnis an annual base salary of $600,000 and to increase such base salary on the first day of each calendar year during his employment by at least the percentage increase for the prior year in a specified consumer price index. In addition, Mr. MacInnis is entitled to receive an annual bonus, which, for the period ended on December 31, 1994, was to be no less than $150,000. For each calendar year thereafter, Mr. MacInnis' bonus will be determined by a formula agreed upon by Mr. MacInnis and the Compensation and Personnel Committee of the Board of Directors of the Company. In addition to his salary and bonus, Mr. MacInnis has been paid a one-time cash payment of $250,000 and received an option (the 'Option') to purchase 200,000 shares of Common Stock. In accordance with the Agreement, the Option was issued at an exercise price of $4.75 per share, which price was equal to the market price for the Common Stock on April 5, 1995.

     Under the terms of the Agreement, Mr. MacInnis has been provided with certain benefits customarily accorded to the Company's senior executive officers as well as supplemental benefits such that he will become fully vested in the Company's Money Purchase Plan and 401(k) Plan. In addition, Mr. MacInnis is entitled to $600 per month for leasing (plus maintenance and insurance) of an automobile; reimbursement for all initiation fees and monthly dues for membership in a club suitable for entertaining clients of the Company; all legal expenses incurred by him in connection with the Agreement; and the cost of any increased tax liability to him caused by the receipt of these fringe benefits.

     If Mr. MacInnis' employment is terminated during the term of the Agreement by the Company other than for Cause (as defined in the Agreement) or he terminates his employment for Good Reason (as defined in the Agreement), Mr. MacInnis will be entitled to receive a cash payment equal to the sum of: (i) the greater of (A) his base salary at the highest annual rate in effect during his employment from the date of termination through December 31, 1997 or (B) two times his base salary at its then current annual rate and (ii) an amount equal to the product of the highest bonus paid to him during his employment (but in no event less than $150,000) times (A) the number of full or partial years remaining from the date of termination through December 31, 1997 or (B) two, whichever is greater; however, in the event of a termination following a Change in Control (as defined in the Agreement), the factor of two in clause (i)(B) above will be increased to three. In addition, Mr. MacInnis will be entitled to receive all unpaid amounts in respect of any bonus for any calendar year ending before the date of termination.


     During 1994, the Company had an employment contract with Sheldon I. Cammaker, expiring January 31, 1999, pursuant to which Mr. Cammaker serves as a senior executive officer of the Company. Mr. Cammaker received an annual base salary of $361,322 in 1994 which salary increases on the first day of each calendar year during his employment by at least 6%. In addition, pursuant to the terms of his employment contract, Mr. Cammaker is eligible to receive annual bonuses, has been provided with certain benefits customarily accorded the Company's senior executive officers and is provided with a Company automobile.

     Mr. Cammaker's employment contract provides that, in the event of a change in control of the Company and within two years thereafter Mr. Cammaker is terminated or elects to terminate his employment, Mr. Cammaker would be entitled to retain any shares of restricted stock of the Company previously issued to him and to be paid an amount equal to the sum of (i) $470,000, (ii) $320,000 multiplied by each full calendar year remaining under his employment agreement, and (iii) $320,000 less, with respect to clause (iii), the base salary already paid to him for the year of termination.

     Mr. Meyers, whose employment with the Company was terminated on October
21, 1994, had an employment agreement with the Company without a fixed term. Mr. Meyers received a base salary at the annual rate of $225,000 and was eligible for an annual bonus. Upon joining the Company, Mr. Meyers received a grant of an option to purchase 50,000 shares of common stock, at an exercise price of $3.625 per share (the fair market value of a share of common stock on the date of grant, January 15, 1993), in addition to a grant of 50,000 shares of restricted stock. The option was canceled pursuant to the Plan of Reorganization.

     Mr. Edward F. Kosnik joined the Company in November 1992 as Executive Vice President and Chief Financial Officer. In April 1993 he became President and Chief Executive Officer and became Chairman of the Board as of July 1, 1993. In April 1994 Mr. Kosnik resigned as Chairman of the Board, President and Chief Executive Officer of the Company. When Mr. Kosnik joined the Company he received an employment agreement without a fixed term. Prior to becoming President and Chief Executive Officer, his base salary was at the rate of $400,000 per annum in accordance with the terms of his employment agreement, and thereafter his salary was at the annual rate of $500,000. Pursuant to the employment agreement, Mr. Kosnik received an option to purchase 100,000 shares of common stock, at an exercise price of $3.00 per share (the fair market value of a share of common stock on the date of grant, November 24, 1992), in addition to a grant of 100,000 shares of restricted stock. The restricted stock was to vest, and the stock options were to become exercisable, one-third in November 1993, one-third in November 1994 and one-third in November 1995. Mr. Kosnik's employment agreement also provided that he was eligible for an annual bonus. In December 1993 Mr. Kosnik indicated a desire to leave the Company, and in order to induce him to remain with the Company for a period of time to enable the Company to find a successor, Mr. Kosnik was paid $250,000 in 1994 in addition to his base salary and in addition to a bonus of $80,000 paid to him in respect of 1993. Following his resignation, Mr. Kosnik's options lapsed and he forfeited 66,667 shares of the restricted stock issued to him that had not vested.

TERMINATION ARRANGEMENTS


     Stephen H. Meyers' employment with the Company terminated pursuant to a termination agreement dated October 21, 1994 (the 'Meyers Termination Agreement'). Pursuant to the Meyers Termination Agreement, Mr. Meyers resigned as an officer of the Company as of the close of business on October 31, 1994. Mr. Meyers agreed to provide to the Company, upon reasonable notice, consulting services of up to 40 hours during the period November 1, 1994 through February 28, 1995 without any charge to the Company, and at the rate of $125 per hour for such services in excess of 40 hours. Mr. Meyers also agreed, following reasonable notice, to use his best efforts to make himself reasonably available for consulting services to the Company after February 28, 1995 at a rate of $125 per hour plus reimbursement of any reasonable and necessary out-of-pocket expenses incurred in connection therewith.

     The Meyers Termination Agreement also provides for the payment of $337,500 to Mr. Meyers in connection with the termination of his employment, of which $112,500 was paid on October 31, 1994 (including $16,600 paid by the EMCOR Group, Inc. Employee Severance Pay/Stay Bonus Plan which expired August 24,
1995) and the balance of $225,000 is payable in 52 equal weekly installments which commenced November 1994.

OTHER ARRANGEMENTS

     Effective as of June 25, 1993, the Company adopted the EMCOR Group, Inc. Employees' Severance Pay/Stay Bonus Plan (the 'Plan') in order to encourage designated employees of the parent corporation to continue their employment over the next two years while the Company restructured its business operations. As amended, the Plan provided that a Plan participant would be entitled to receive a pre-determined amount of severance pay if his employment with the Company terminated for reasons other than death, disability, voluntary resignation or for cause (as defined) during the two-year period which commenced on June 25, 1993 and ended on June 24, 1995. Certain Plan participants also were entitled to receive a predetermined stay bonus if they remained continuously employed with the Company during the period which commenced on June 25, 1993 and ended on September 30, 1994, and all stay bonuses payable under the Plan have been paid. Through December 31, 1994, $969,514 had been contributed to the Plan and amounts payable as stay bonuses aggregating $828,725 were fully funded and paid out on September 30, 1994.

     The Plan terminated automatically on August 24, 1995.

     Under the terms of the Plan the following named executive officers of the Company could have been entitled to receive a severance payment as follows:
Sheldon I. Cammaker--$340,788 and Jeffrey M. Levy--$247,500. See 'Executive Compensation--Summary Compensation Table' above for the stay bonuses paid to named executive officers.

          PROPOSED AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION
                    AUTHORIZING ISSUANCE OF PREFERRED STOCK

     The Company's Board of Directors has unanimously approved, and is submitting to the stockholders with a recommendation for its adoption, an amendment to the Company's Restated Certificate of Incorporation. The amendment is set forth in full below. Article FOURTH of the Company's Restated Certificate of Incorporation currently authorizes 13,700,000 shares of stock, all of which consist of shares of Common Stock. The amendment authorizes the Company to issue, in addition to such shares of Common Stock, 1,000,000 shares of Preferred Stock, in such series and with such designations, powers, preferences, and rights as may be fixed from time to time by the Board of Directors for each series. The proposed amendment also simplifies the Restated Certificate of Incorporation by deleting from Article FOURTH thereof (i) certain provisions specifying the voting, dividend and liquidation rights of holders of Common Stock, the substance of which are provided for in the General Corporation Law of the State of Delaware and are, accordingly, not required to be included in the Company's Certificate of Incorporation, (ii) certain other provisions regarding a prohibition on the issuance of non-voting equity securities which were required to be included therein by Section 1123(a)(6) of the Bankruptcy Code in order for the Plan of Reorganization to be confirmed by the Bankruptcy Court, but which management believes are no longer applicable to the Company following its emergence from Chapter 11, and (iii) provisions which were necessary to extinguish and cancel the outstanding shares of pre-petition common stock and preferred stock in accordance with the Plan of Reorganization, but which are no longer required to be included in the Certificate of Incorporation.

REASONS FOR THE AMENDMENT

     The Preferred Stock may be issued in one or more series, without further stockholder approval, and with such designations, powers, preferences and rights as the Board may fix, including dividend rates, liquidation, conversion and voting rights and redemption prices, provided that all shares of Preferred Stock would rank prior to the Common Stock as to dividends and distribution of assets upon liquidation.

     The Board believes that there should be available for issuance a substantial number of shares of stock senior to the Common Stock to enable the Company to take prompt action on future corporate opportunities. For example, shares of Preferred Stock could be issued as consideration in acquisitions, offered publicly or privately to raise additional capital or utilized in connection with employee compensation plans. Creating a class of preferred stock that ranks prior to the Common Stock as to dividends and distribution of assets upon liquidation will provide the Company with more flexibility and a broader array of financing options. The Company does not, however, have any present plans, understandings, agreements or commitments relating to the issuance of shares of Preferred Stock.

     Although not its primary purpose, the issuance of shares of the new class of Preferred Stock might have the effect of discouraging or making more difficult an attempt to gain control of the Company by tender offer or proxy contest, or to consummate a merger or share exchange of the Company, and to remove incumbent management, especially if such shares did possess voting or conversion or mandatory or optional redemption rights that could increase the cost of a merger or other business combination. A series of Preferred Stock containing extraordinary rights and liquidation preferences could also be issued to effect a stockholders rights plan (a type of 'poison pill') that could make it more difficult, and thereby discourage attempts, to acquire control of the Company or remove incumbent management. The Company does not, however, have any present intentions relating to the adoption of such a stockholders rights plan and does not know of any existing or contemplated takeover attempts.

THE AMENDMENT

     The proposed amendment would amend Article FOURTH of the Restated Certificate of Incorporation of the Company to read in its entirety as follows:

                FOURTH. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is Fourteen Million Seven Hundred Thousand (14,700,000) shares, consisting of Thirteen Million Seven Hundred Thousand (13,700,000) shares of Common Stock of a par value of $.01 per share and One Million (1,000,000) shares of Preferred Stock, of a par value of $.10 per share, in such series and with such voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be fixed from time to time by resolution or resolutions of the Board of Directors for each series.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon at the Annual Meeting is required to adopt the Amendment.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR ADOPTION OF THE AMENDMENT.

                 APPROVAL OF 1994 MANAGEMENT STOCK OPTION PLAN

     During the Company's Chapter 11 proceedings, all parties concluded that it would be in the best interests of the Company, its creditors and equity holders that there be both continuity of key management and a performance incentive for maintaining such continuity. Accordingly, the Company adopted the 1994 Management Stock Option Plan, as amended (the '1994 Plan'), subject to the approval of stockholders of the Company at the annual meeting. The 1994 Plan provides for the granting of incentive stock options and non-qualified stock options to key employees of the Company and its subsidiaries. An incentive stock option ('ISO') is a type of employee stock option under which favorable tax treatment will be afforded to the option holder if certain conditions are met. The Board of Directors has determined that it would be in the Company's best interests to be able to encourage key employees of the Company and its subsidiaries to contribute to the success of the Company by granting such employees ISOs, as well as non-qualified stock options. The approximate number of eligible employees is 350.

     The 1994 Plan is administered by the Compensation and Personnel Committee of the Board of Directors (the 'Compensation Committee'), comprised of three or more directors of the Company, each of whom is disinterested within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the 'Exchange Act') and considered an outside director within the meaning of Section 162(m) of Internal

Revenue Code of 1986, as amended (the 'Code') and the regulations promulgated thereunder. Such key employees as may be determined by the Compensation Committee from time to time will be eligible to participate in the 1994 Plan.

     The aggregate number of shares of Common Stock that may be issued pursuant to options under the 1994 Plan may not exceed 1,000,000. The maximum number of shares which may be the subject of options granted to any individual in any calendar year may not exceed 500,000 shares.

     As provided in the Plan of Reorganization, the Compensation Committee determined the recipients of options to purchase, in the aggregate, a minimum of 500,000 shares of Common Stock under the terms of the 1994 Plan and issued such options to such recipients in the respective amounts determined by the Compensation Committee three months plus 20 days after the Effective Date. In addition, the employment agreement between the Company and Frank T. MacInnis required that Mr. MacInnis receive options to purchase 200,000 shares of Common Stock three months and 21 days following the Effective Date.

     The exercise price of an ISO and a non-qualified stock option must be at least equal to the fair market value of the Common Stock on the date of grant; provided, however, that pursuant to the Plan of Reorganization the exercise price for the initial grant of options with respect to 500,000 shares was to be equal to the average market price of Common Stock over the 20 day trading period immediately preceding the date of issuance of the options. Notwithstanding the preceding, the exercise price of any such option which is an ISO may not be less than the fair market value of the Common Stock on the date of grant of the option.

     Options may not be exercised more than ten years after the date of grant. Options are to be exercisable at such rate and times as may be fixed by the Compensation Committee on the date of grant; however, the rate at which the option first becomes exercisable may not be more rapid than 33 1/3% on and after each of the first, second and third anniversaries of the date of grant. The aggregate fair market value (determined at the time the option is granted) of the Common Stock with respect to which ISOs are exercisable for the first time by a participant during any calendar year (under all stock option plans of the Company and its subsidiaries) may not exceed $100,000; to the extent that this limitation is exceeded, such excess options shall be treated as non-qualified stock options for purposes of the 1994 Plan and the Code.

     At the time an option is granted, the Compensation Committee may, in its sole discretion, designate whether the option is to be considered an ISO or non-qualified stock option. Options with no such designation shall be deemed an ISO, to the extent that the $100,000 limit described above is met.

     Payment of the purchase price for shares acquired upon the exercise of options may be made by any one or more of the following methods: in cash, by check, by delivery to the Company of shares of Common Stock already owned by the option holder, by a 'cashless' exercise method with a designated broker, or by such other method as the Compensation Committee may permit from time to time. However, a holder may not use previously owned shares of Common Stock that were acquired pursuant to the 1994 Plan, or any other stock plan that may be maintained by the Company or its subsidiaries, to pay the purchase price under an option, unless the holder has beneficially owned such shares for at least six months.

     Options become immediately exercisable in full upon the retirement of the holder after reaching the age of 65, upon the disability or death of the holder while in the employ of the Company, or upon the occurrence of such special circumstances as in the opinion of the Compensation Committee merit special consideration. However, no options may be exercised earlier than six months following the later of the date of grant or of the stockholder approval of the 1994 Plan (except that the estate of a deceased holder of an option may exercise it prior to the expiration of such six-month period).

     Options terminate at the end of the three-month period following the holder's termination of employment. This period is extended to six months in the case of the death of the holder, in which case the option is exercisable by the holder's estate.

     Each option contains anti-dilution provisions which will automatically adjust the number of shares subject to options in the event of a stock dividend, split-up, conversion, exchange, reclassification or substitution. In addition, upon the dissolution or liquidation of the Company, or the occurrence of a merger or consolidation in which the Company is not the surviving corporation, or in which the Company becomes a subsidiary of another corporation or in which the voting securities of the Company which are outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting securities of the Company or such surviving entity immediately after such merger or consolidation, or upon the sale of all or substantially all of the assets of the Company, the 1994 Plan and the options granted thereunder shall terminate unless provision is made by the Company in connection with such transaction for the assumption of options theretofore granted, or the substitution for such options of new options of the successor corporation or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares and the per share exercise prices. If options terminate as a result of any such transaction, the holder will be entitled to the excess of (i) the fair market value (determined on the basis of the amount received by stockholders in connection with such transaction) of the shares subject to the portion of the option not theretofore exercised (whether or not the option is then exercisable pursuant to its terms or otherwise), over (ii) the aggregate purchase price that would be payable for such shares upon the exercise of the option. In the event of any other change in the corporate structure or outstanding shares of Common Stock, the Compensation Committee may make such equitable adjustments to the number of shares and the class of shares available under the 1994 Plan or to any outstanding options as it shall deem appropriate to prevent dilution or enlargement of rights.

     The Company is to obtain such consideration for granting options under the 1994 Plan as the Compensation Committee in its discretion may request.

     Each option may be subject to provisions to assure that any exercise or disposition of Common Stock will not violate the securities laws.

     No options may be granted under the 1994 Plan after ten years following the date of its adoption.

     The Board of Directors or the Compensation Committee may at any time withdraw or amend the 1994 Plan and may, with the consent of the affected holder of an outstanding option, at any time withdraw or amend the terms and conditions of outstanding options. Any amendment which would increase the number of shares issuable pursuant to options or to any individual employee, or change the class of employees to whom options may be granted shall be subject to the approval of the stockholders of the Company within one year of such amendment.

     The Federal income tax consequences to an employee who receives ISOs generally will, under current law, be as follows:

          An employee will not realize any income upon the grant or exercise of an ISO. If the employee disposes of the shares of Common Stock acquired upon the exercise of an ISO at least two years after the date the option is granted and at least one year after the Common Stock is transferred to him or her, the employee will realize long-term capital gain in an amount equal to the excess, if any, of his or her selling price for the shares over the option exercise price. In such case, the Company will not be entitled to any tax deduction resulting from the issuance or sale of the shares. If the employee disposes of the shares of Common Stock acquired upon the exercise of an ISO prior to the expiration of two years from the date the option is granted, or one year from the date the Common Stock is transferred to him or her, any gain realized will be taxable at such time (a) as ordinary income to the extent of the difference between the option exercise price and the lesser of the fair market value of the shares on the date the option is exercised or the amount realized from such disposition, and (b) as capital gain to the extent of any excess, which gain shall be treated as short-term or long-term capital gain depending upon the holding period of the Common Stock. In such case, the Company may claim an income tax deduction (as compensation) for the amount taxable to the employee as ordinary income.

          In general, the difference between the fair market value of the Common Stock at the time the ISO is exercised and the option exercise price will constitute an item of adjustment, for purposes of determining alternative minimum taxable income, and under certain circumstances may be subject, in the year in which the option is exercised, to the alternative minimum tax.

          If an employee uses shares of Common Stock which he or she owns to pay, in whole or in part, the exercise price for shares acquired pursuant to an ISO, (a) the holding period for the newly issued shares of Common Stock equal in value to the old shares which are surrendered upon the exercise will include the period during which the old shares were held, (b) the employee's basis in such newly issued shares will be the same as his or her basis in the old shares surrendered and (c) no gain or loss will be recognized by the employee on the old shares surrendered. However, if any employee uses shares previously acquired pursuant to the exercise of an ISO to pay all or part of the exercise price under an ISO, such tender will constitute a disposition of such previously acquired shares for purposes of the one-year (or two-year) holding period requirement applicable to such

     ISO and such tender may be treated as a taxable exchange.

     The Federal income tax consequences to an employee who receives non-qualified stock options generally will, under current law, be as follows:

          An employee will not realize any income at the time the option is granted. Generally, an employee will realize ordinary income, at the time the option is exercised in an amount equal to the excess of the then fair market value of the Common Stock acquired over the exercise price. However,
     Section 83 of the Code provides that, if a director, officer or principal stockholder (i.e., an owner of more than 10 percent of the outstanding shares of Common Stock) receives shares pursuant to the exercise of a non-qualified stock option, he or she is not required to recognize any income until the date on which such shares can be sold at a profit without liability under Section 16(b) of the Exchange Act. At such time, the director, officer or principal stockholder will realize income equal to the amount by which the then fair market value of the shares acquired pursuant to the exercise of such option exceeds the price paid for such shares. Alternatively, a director, officer or principal stockholder who would not otherwise be taxed at the time the shares are transferred may file a written election within 30 days of the transfer date with the Internal Revenue Service, to be taxed as of the date of transfer, on the difference between the then fair market value of the shares and the price paid for such shares.

          All income realized upon the exercise of a non-qualified stock option will be taxed as ordinary income. The Company will be entitled to a tax deduction (as compensation) for the amount taxable to an employee (including a director, officer and principal stockholder) upon the exercise of a non-qualified stock option, as described above, in the same year as those amounts are taxable to the employee.

          Shares of Common Stock issued pursuant to the exercise of a non-qualified stock option generally will constitute a capital asset in the hands of an employee (including a director, officer or principal stockholder) and will be eligible for capital gain or loss treatment upon any subsequent disposition. The holding period of an employee (including a director, officer or principal stockholder) will commence upon the date he or she recognizes income with respect to the issuance of such shares, as described above. The employee's basis in the shares will be equal to the greater of their fair market value as of that date or the amount paid for such shares. If, however, an employee uses shares of Common Stock which he or she owns to pay, in whole or in part, the exercise price for shares acquired pursuant to the exercise of a non-qualified stock option, (a) the holding period for the newly issued shares of Common Stock equal in value to the old shares which were surrendered upon the exercise shall include the period during which the old shares were held, (b) the employee's basis in such newly issued shares will be the same as his or her basis in the surrendered shares, (c) no gain or loss will be realized by the employee on the old shares surrendered, and
     (d) the employee will realize ordinary income in an amount equal to the fair market value of the additional number of shares received over and above the number of old shares surrendered (the 'Additional Shares') and the employee's basis in the Additional Shares will be equal to such fair market value.

          In addition to the Federal income tax consequences discussed above,
     Section 280G of the Code provides that if an officer, stockholder or highly compensated individual receives a payment which is in the nature of compensation and which is contingent upon a change in control of the employer, and such payment equals or exceeds three times his or her 'base salary' (as hereinafter defined), then any amount received in excess of base salary shall be considered an 'excess parachute payment.' An individual's 'base salary' is equal to his or her average annual compensation over the five-year period (or period of employment, if shorter) ending with the close of the individual's taxable year immediately preceding the taxable year in which the change in control occurs. If the taxpayer establishes, by clear and convincing evidence, that an amount received is reasonable compensation for past or future services, all or a portion of such amount may be deemed not to be an excess parachute payment. If any payments made under the 1994 Plan in connection with a change in control of the Company constitute excess parachute payments with respect to any employee, then in addition to any income tax which would otherwise be owed on such payment, the individual will be subject to an excise tax equal to 20% of such excess parachute payment and the Company will not be entitled to any tax deduction to which it otherwise would have been entitled with respect to such excess parachute payment.

          Section 280G provides that payments made pursuant to a contract entered into within one year of the change in control are presumed to be parachute payments unless the individual establishes, by clear and convincing evidence, that such contract was not entered into in contemplation of a change in control. In addition, the General Explanation of the Tax Reform Act of 1984 prepared by the Staff of the Joint Committee on Taxation indicates that the grant of an option within one year of the change in control or the acceleration of an option because of a change in control may be considered a parachute payment in an amount equal to the value of the option or the value of the accelerated portion of the option, as the case may be. Pursuant to proposed regulations issued by the Treasury Department under Section 280G, the acceleration of a non-qualified stock option because of a change in control is considered a parachute payment in an amount equal to the value of the accelerated portion of the option. Even if the grant of an option within one year of the change in control or the acceleration of an option is not a parachute payment for purposes of
     Section 280G, the exercise of an option within one year of the change in control or the exercise of the accelerated portion of an option may result in a parachute payment, in an amount equal to the excess of the fair-market value of the shares received upon exercise of the option over the exercise price. Payments received for the cancellation of an option because of a change in control may also result in parachute payments.

          Under Section 162(m) of the Code, publicly held companies may not deduct compensation for certain employees to the extent that such compensation exceeds $1 million per employee for the taxable year. The $1 million limitation applies to the Company's Chief Executive Officer and four most highly compensated executive officers other than the Chief Executive Officer. Compensation which is performance based (as defined in the Code and rules and regulations thereunder), however, is not counted as subject to the deductibility limitation of Section 162(m) of the Code. Income pursuant to options under the 1994 Plan is intended to permit full deduction by the Company, by qualifying such income as performance-based compensation and, therefore, exempt from the limitations of Section 162(m) of the Code.

     The foregoing summary with respect to Federal income taxation does not purport to be complete and reference is made to the applicable provisions of the Code.

     The following table shows the number of options granted under the 1994 Plan to each of the named executive officers and groups of persons set forth below, subject to the approval of the 1994 Plan by stockholders at the Annual Meeting:

                               NEW PLAN BENEFITS

             1994 MANAGEMENT STOCK OPTION PLAN OF EMCOR GROUP, INC.

NAME AND PRINCIPAL POSITION                                    OPTION GRANTS
------------------------------------------------------------   --------------
Frank T. MacInnis...........................................          200,000
Chairman of the Board, President and Chief Executive Officer

Sheldon I. Cammaker.........................................           50,000
Executive Vice President and General Counsel

Jeffrey M. Levy.............................................           50,000
Executive Vice President and Chief Operating Officer

Executive Officer Group.....................................          370,000

Non-Executive Officer Employee Group........................          333,000

     No determination has been made regarding additional persons to whom grants will be made in the future, the number of shares which will be subject to future options, or the option prices to be paid upon exercise thereof.

     The closing price of a share of Common Stock in the over-the-counter market
on October 12, 1995 was $    .

     The affirmative vote of a majority of the shares of Common Stock of the Company present in person or represented by proxy at the meeting and entitled to vote thereon is required for approval of the 1994 Plan.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE 1994 PLAN.


    APPROVAL OF 1995 NON-EMPLOYEE DIRECTORS' NON-QUALIFIED STOCK OPTION PLAN

     On March 20, 1995, the Company adopted the 1995 Non-Employee Directors' Non-Qualified Stock Option Plan (the '1995 Plan'), subject to the approval by stockholders of the Company at the Annual Meeting.

     The 1995 Plan provides for automatic grants of non-qualified stock options to directors of the Company who are not also employees of the Company or a subsidiary, in consideration of the services of such directors to the Company. Pursuant to the 1995 Plan, each non-employee director on March 20, 1995 was granted an option on that date to purchase 7,500 shares of Common Stock at an exercise price of $5.125 per share. These grants are subject to the approval of the 1995 Plan by the stockholders of the Company at the Annual Meeting. Each person who is elected to serve as a non-employee director after March 20, 1995 (including those persons who were non-employee directors on March 20, 1995) is to be granted an option during each calendar year (beginning with 1995) to purchase 3,000 shares of Common Stock on the date on which the Board of Directors holds its first meeting following the annual meeting of stockholders held during such calendar year; however, if, beginning with 1996, an annual stockholders' meeting does not occur within the period ending on the last day of the 16th month following the month in which the prior year's annual meeting was held, such option shall be granted on the last day of such 16th month.

     The aggregate number of shares of Common Stock that may be issued pursuant to options under the 1995 Plan may not exceed 200,000.

     The exercise price of an option granted under the 1995 Plan is equal to the fair market value of the Common Stock on the date of grant. Such options are fully exercisable as of the date of grant; however, no option may be exercised prior to stockholder approval of the 1995 Plan nor more than ten years after the date of grant. Payment of the purchase price for shares acquired upon the exercise of options may be made by the same methods as are specified in the 1994 Plan (other than such method as may be permitted in the discretion of the Compensation Committee).

     The 1995 Plan contains the same anti-dilution and other adjustment and cash-out provisions as the 1994 Plan in certain events.

     No options may be granted under the 1995 Plan after ten years following the date of its adoption.

     The Board of Directors may at any time withdraw or amend the 1995 Plan and may, with the consent of the affected holder of an outstanding option, at any time withdraw or amend the terms and conditions of outstanding options. Any amendment which would increase the number of shares issuable pursuant to options, change the class of persons who are eligible to be granted options or materially increase the benefits to participants in the 1995 Plan shall be subject to the approval of the stockholders of the Company. In addition, no amendment may be made more than once every six months to any provision of the 1995 Plan that specifies the directors to whom options may be granted, the timing of option grants, the number or purchase price of shares of Common Stock that can be purchased under options or the time when options may be exercised, except any amendment that is necessary to comport with changes in the Internal Revenue Code or the Employee Retirement Income Security Act of 1974, as amended.

     The Federal income tax consequences for options granted under the 1995 Plan are the same as those described earlier for non-qualified stock options awarded under the 1994 Plan.

     The following table shows the number of options granted under the 1995 Plan to the group of persons set forth below, subject to the approval of the 1995 Plan by stockholders at the Annual Meeting:

                               NEW PLAN BENEFITS

                          1995 NON-EMPLOYEE DIRECTORS'
              NON-QUALIFIED STOCK OPTION PLAN OF EMCOR GROUP, INC.

NAME AND PRINCIPAL POSITION                                    OPTION GRANTS
------------------------------------------------------------   --------------
Non-Executive Director Group................................           45,000

     The closing price of a share of Common Stock of the Company in the
over-the-counter market on October 12, 1995 was $    .

     The affirmative vote of a majority of the shares of Common Stock of the Company present in person or represented by proxy at the meeting and entitled to vote thereon is required for approval of the 1995 Plan.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE 1995 PLAN.

        COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN
                            COMPENSATION DECISIONS

     During 1994, the Board of Directors of the Company was responsible for matters concerning executive compensation. Mr. MacInnis has served as Chairman of the Board, President and Chief Executive Officer since April 18, 1994, and Mr. Kosnik served as the Chairman of the Board, Chief Executive Officer and President of the Company from January 1, 1994 to April 18, 1994.

     Messrs. Cunningham, Fried and Hopkins, all of whom are non-employee directors, constitute the Compensation and Personnel Committee of the Board of Directors. Mr. Fried is Managing Partner of Albert Fried & Company, which agreed to loan to the Company and certain of its subsidiaries up to $7.0 million as one of several lenders providing working capital facilities of up to an aggregate of $45.0 million. See 'Certain Relationships and Related Transactions.'

                             DIRECTOR COMPENSATION

     Each director who is not an officer of the Company ('non-employee director') receives an annual retainer of $30,000 and $1,000 for each meeting of the Board he attends, other than telephonic meetings of the Board in which case each non-employee director who participates receives $500. Each non-employee director also receives $500 for each meeting of a committee of the Board of Directors attended by the director, and each non-employee director who chairs a committee of the Board receives an additional $2,000 per annum. In addition, pursuant to the 1995 Non-Employee Directors' Non-Qualified Stock Option Plan discussed above, each non-employee director on March 20, 1995 was granted an option on that date, subject to approval by the stockholders of the Company of the 1995 Plan at the Annual Meeting, to purchase 7,500 shares of Common Stock at an exercise price of $5.125 per share. Each person who is elected to serve as a non-employee director after March 20, 1995 (including those persons who were non-employee directors on March 20, 1995) will be granted an option during each calendar year (beginning with 1995) to purchase 3,000 shares of Common Stock. Directors who also serve as officers of the Company do not receive compensation for services rendered as directors.

                         COMPENSATION COMMITTEE REPORT

     The Compensation and Personnel Committee of the Board of Directors (the 'Compensation Committee') reviews and determines, based on proposals made by the Chief Executive Officer, the compensation of the Company's Chief Operating Officer, Chief Financial Officer and General Counsel as well as the compensation of other officers and employees of the Company and each subsidiary whose annual compensation is $200,000 or more. It also reviews and approves any employment, severance or similar agreements for those individuals. The Compensation Committee is charged with fixing on an annual basis, the compensation of the Chairman of the Board, President and the Chief Executive Officer, subject to the approval of the Board, and reviewing and recommending to the Board any employment, severance or similar agreement for him. The Compensation Committee also administers the Company's 1994 Management Stock Option Plan and is charged with recommending to the Board for its approval any incentive, benefit, award or bonus plans or programs. The entire Board determines the amount, if any, of the Company's contributions pursuant to its 401(k) Plan. While other compensation decisions generally are not submitted to the Board, the Board has the ultimate power and authority with respect to compensation matters. The Compensation Committee consists of directors, none of whom served prior to the Company's emergence from Chapter 11 on December 14, 1994. Accordingly, the members of the Compensation Committee did not review salaries paid to executive officers for 1994 or review employment agreements entered into during that year. The Compensation Committee did approve bonuses paid in 1995 to executive officers of the Company in respect of 1994.

     The Compensation Committee seeks to compensate executive officers at levels competitive with other companies comparable in size in the same industry and to provide short-term rewards and long-term incentives for superior individual and corporate performance. In making compensation decisions, the Compensation Committee periodically reviews information about the compensation paid or payable to officers of comparably sized public companies (there being no public companies of comparable size to the Company that are in businesses similar to those of the Company), the compensation recommendations of Mr. MacInnis, the

Chairman of the Board, President and Chief Executive Officer of the Company, and reports from outside consultants. The Compensation Committee does not have target amounts of stock ownership for its executive officers.

     The key components of executive officer compensation are base salary, bonuses, stock options and awards pursuant to incentive-based plans. The Compensation Committee attempts to combine these components in such a way as to attract, motivate and retain key executives critical to the long-term success of the Company. A discussion of the various components of the executives' compensation for 1994 follows.

BASE SALARY

     Each executive officer received a base salary determined largely by reference to the salaries of executive officers holding comparable positions in companies of comparable size.

BONUSES

     Each executive officer was eligible for an annual bonus based upon both his individual performance and the Company's performance. Bonuses were awarded to executive officers in respect of 1994 which took into account their performance, the amounts paid to them pursuant to the term of the Employees' Severance Pay/Stay Bonus Plan described above and contractual obligations.

STOCK OPTIONS

     The Company's 1994 Management Stock Option Plan is intended to provide executives with the promise of longer term rewards which appreciate in value with the favorable future performance of the Company.

OTHER COMPENSATION

     The executive officers also participate in the Money Purchase Plan and the 401(k) Plan as well as the medical, life and disability insurance plans of the Company.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The minimum compensation of Mr. MacInnis, Chairman of the Board, President and Chief Executive Officer of the Company, is provided for in his employment agreement described above. Proposals for additional compensation to him are based on the policies described above. As part of its evaluation, the Committee considered a report by Mr. MacInnis on his activities, the Company's performance and the compensation earned by other chief executive officers of companies of comparable size.

By the Compensation and Personnel Committee: Malcolm T. Hopkins, Chairperson, Thomas D. Cunningham and Albert Fried, Jr.

                               PERFORMANCE GRAPH

     Proxy disclosure rules promulgated by the Securities and Exchange Commission require inclusion of a graph presentation comparing cumulative five-year stockholder returns on an indexed basis with the S&P 500 Index and either a nationally recognized industry standard or an index of peer companies selected by the Company. Since the common stock of the Company outstanding prior to its reorganization was extinguished pursuant to its Plan of Reorganization, and Common Stock of the Company as reorganized has been traded only since the Effective Date, such five-year presentation is not possible. Under such circumstances, the Company is required instead to present such information for the period since such shares were issued. The following performance graph compares the Company's total stockholder return on its Common Stock as compared to the S&P 500 Index and a peer group index consisting of The Turner Corporation and Perini Corporation since January 3, 1995. Prior to that date, prices for the Company's Common Stock were not readily available. The following performance graph assumes $100 was invested on January 3, 1995 in Common Stock of the Company and in each of the indices and assumes reinvestment of all dividends.

     None of the Company's peers in its mechanical and electrical contracting business is publicly traded. Accordingly, the two companies in the peer group selected by the Company are general contractors that serve similar marketplaces and are impacted by similar market conditions to the Company.

                              [PERFORMANCE GRAPH]

                                               S&P     Peer
                                     EMCOR     500     Group
                                    ------   ------   ------
                   Jan. 3, 1995     100.00   100.00   100.00
                   Jan. 31, 1995    111.11   102.43   105.03
                   Feb. 28, 1995    138.89   106.12   106.60
                   March 31, 1995   112.50   109.02   101.17
                   April 30, 1995   141.67   112.07   112.49
                   May 31, 1995     180.56   116.14   115.84
                   June 30, 1995    175.00   118.61   115.25
                   July 31, 1995    170.83   122.38   126.39
                   Aug. 31, 1995    170.83   122.45   123.54

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Albert Fried, Jr. and Kevin C. Toner are directors of the Company and both have a material interest in working capital agreements, which provide the Company and certain of its subsidiaries with working capital facilities of up to an aggregate of $45.0 million. Albert Fried, Jr. is Managing Partner of Albert Fried & Company, which agreed to loan up to $7.0 million as one of the lenders under the working capital agreements. Kevin C. Toner agreed to loan up to $1.0 million as one of the lenders under the working capital agreements. In addition, UBS Mortgage Finance Inc., an affiliate of UBS Securities Inc., Mr. Toner's former employer, agreed to loan up to $2.0 million as one of the lenders under the working capital agreements. All the loans bear interest on the principal amount thereof at the rate of 15% per annum and mature on June 14, 1996. The loans are secured by, among other things, substantially all of the assets of the Company (other than its subsidiaries Jamaica Water Supply Company and Sea Cliff Water Company).

     The Company has entered into an indemnification agreement with each of its directors and Messrs. Sheldon I. Cammaker, Leicle Chesser, Joseph A. Gallo, Jeffrey M. Levy, and Mark A. Pompa, each of whom is an executive officer of the Company.

     Each indemnification agreement provides for indemnification to the fullest extent permitted by law. The indemnification agreements cover all amounts paid in connection with any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether civil, criminal, administrative, investigative or otherwise (a 'proceeding'), related to the fact that such director or officer is or was a director, officer, employee, agent or fiduciary of the Company or is or was serving at the request of the Company in any capacity with another entity, or by reason of anything done or not done by such director or officer in any such capacity.

     Indemnification would not, however, be available if a person or body appointed by the Company's Board of Directors who is not a party to the proceeding for which indemnification is sought and who may be or consist of one or more members of the Board (or, under certain circumstances discussed below, independent legal counsel) determines that such indemnification is not permitted under applicable law and such determination is not successfully challenged before a court. A director's or officer's rights under an indemnification agreement are not exclusive of any other indemnity rights; however, the indemnification agreements prevent double payment.

     The indemnification agreements provide for the prompt advancement of expenses incurred in connection with any proceeding and obligate the director or officer to reimburse the Company for amounts so advanced if it is subsequently determined that the director or officer is not entitled to indemnification. The indemnification agreements further provide that the director or officer is entitled to indemnification for, and advancement of, expenses incurred in any proceeding seeking to collect from the Company an indemnity claim or advancement of expenses under the indemnification agreements, the Company's By-Laws or otherwise, or in seeking to recover under a directors' and officers' liability insurance policy, whether or not the director or officer is successful.

     After a change in control (as defined) of the Company not approved by the Company's board of directors, all determinations to be made by or on behalf of the Company regarding a director's or officer's right to indemnification and to the advancement of expenses are required to be made by independent legal counsel to be selected by the director or officer and approved by the Company. In the event of a potential change in control (as defined) of the Company, the director or officer may require the Company to establish a trust for such director's or officer's benefit and to fund such trust in an amount sufficient to cover reasonably anticipated costs in connection with any claims.

               RATIFICATION OF APPOINTMENT OF ARTHUR ANDERSEN LLP
                            AS INDEPENDENT AUDITORS

     The Audit Committee of the Board of Directors has appointed Arthur Andersen LLP, certified public accountants, as independent auditors for 1995.

     Deloitte & Touche LLP acted as independent auditors of the Company for 1994.

     Representatives of Deloitte & Touche LLP and of Arthur Andersen LLP will be present at the annual meeting to respond to appropriate questions, and will have an opportunity to make a statement if they desire to do so.

     On September 19, 1995 the Audit Committee of the Board of Directors of the Company appointed Arthur Andersen LLP as independent accountants for its fiscal year ending December 31, 1995 to replace Deloitte & Touche LLP effective with such appointment.

     Deloitte & Touche LLP's report, dated March 17, 1995, on the financial statements of the Company for its two most recent fiscal years ended December 31, 1994 did not contain an adverse opinion, disclaimer of opinion, or qualification as to uncertainty, audit scope, or accounting principles.

     However, in its report dated July 8, 1994 on the financial statements of the Company for its fiscal year ended December 31, 1993, Deloitte & Touche LLP did not express an opinion on the Company's 1993 consolidated financial statements due to the then material uncertainties related to the Company's ability to continue as a going concern because the Company had experienced significant losses from operations for each of the years ended December 31, 1993 and 1992, and then had negative working capital and a deficit in shareholders' equity and because of the then possible material effects of uncertainties related to the net realizable value of assets of discontinued operations, claims filed against the Company, and the possible consequences of the Company's Chapter 11 proceedings. The Company's emergence from bankruptcy on December 14, 1994 resulted in a significant reduction in the Company's indebtedness, its obtaining of a new credit agreement and the valuing of the Company at a new reorganization value resulting in positive shareholders' equity permitting Deloitte & Touche LLP in its report dated March 17, 1995 to express an opinion on the 1993 consolidated financial statements as well as the 1994 consolidated financial statements.

     During the Company's two most recent fiscal years ended December 31, 1994 and the interim period subsequent to December 31, 1994, there have not been any disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused that firm to make reference to the subject matter of such disagreements in connection with its reports.

     During the Company's two most recent fiscal years ended December 31, 1994 and the interim period subsequent to December 31, 1994, there have not been any reportable events of the type described in paragraphs (A) through (D) of Item 304(a)(1)(v) of Regulation S-K under the Securities Act of 1933, as amended, and the Exchange Act.

     During the Company's two most recent fiscal years ended December 31, 1994 and through September 19, 1995, neither the Company, nor anyone on its behalf, has consulted with Arthur Andersen LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements.

     The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote thereon is required for approval of the appointment of auditors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS FOR 1995.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of change in ownership (Forms 3, 4 and 5) of Common Stock and other equity securities of the Company with the Securities and Exchange Commission ('SEC'). Officers, directors and greater than 10% beneficial holders are required by SEC regulation to furnish the Company with copies of all such forms they file.

     The obligation to file reports with respect to the Company's equity securities commenced upon the effective date of a registration statement on Form 10 filed by the Company pursuant to the Exchange Act. Because of uncertainty regarding that date, each of the directors of the Company and each of the executive officers--Messrs. MacInnis, Cammaker, Chesser, Gallo, Levy and Pompa--filed their initial report (Form 3) shortly after that effective date instead of on the effective date as required by the regulations pursuant to
Section 16(a). To the Company's knowledge all other reports relating to share ownership were timely filed.

                            STOCKHOLDERS' PROPOSALS

     Stockholders' proposals must be received by the Company at its headquarters in Norwalk, Connecticut on or before June 21, 1996 in order to be considered for inclusion in next year's Proxy Statement.

                               OTHER INFORMATION

     The cost of soliciting proxies will be borne by the Company. The Company expects to solicit proxies primarily by mail. Proxies also may be solicited personally and by telephone by certain officers and regular employees of the
Company.                    has been retained for solicitation of all brokers
and nominees at $ plus customary out-of-pocket expenses. The Company may reimburse brokers and other nominees for their expenses in communicating with the persons for whom they hold stock of the Company.

     The Board of Directors is aware of no other matters that are to be presented to the stockholders for formal action at the annual meeting. If, however, any other matters properly come before the meeting or any adjournments thereof, it is the intention of the persons named in the enclosed proxy to vote in accordance with their judgment in such matters.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          JOSEPH W. BARNETT
                                          Secretary

October   , 1995

                               EMCOR GROUP, INC.
                        ANNUAL MEETING OF STOCKHOLDERS
                               NOVEMBER 17, 1995

  The undersigned hereby appoints Frank T. MacInnis, Sheldon I. Cammaker and Leicle E. Chesser, and each of them, with full power to act without the other and with full power of substitution, as proxies to represent and to vote, as directed herein, all shares the undersigned is entitled to vote at the annual meeting of the stockholders of EMCOR Group, Inc. to be held at 101 Merritt Seven Corporate Park, Norwalk, Connecticut 06851-1060 on Friday, November 17, 1995 at 10:00 a.m., and all adjournments thereof, as follows:

    PLEASE MARK, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND RETURN IT
            PROMPTLY USING THE ENCLOSED POSTAGE PREPAID ENVELOPE.

     UNLESS OTHERWISE MARKED, THE PROXIES ARE APPOINTED WITH AUTHORITY TO VOTE "FOR" ALL NOMINEES FOR ELECTION, "FOR" THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION, "FOR" THE APPROVAL OF THE 1994 MANAGEMENT
         STOCK OPTION PLAN, "FOR" THE APPROVAL OF THE 1995 NON-EMPLOYEE
             DIRECTORS' NON-QUALIFIED STOCK OPTION PLAN AND "FOR"
                   THE APPOINTMENT OF INDEPENDENT AUDITORS.

               (Continued and to be signed on the reverse side.)

                                              EMCOR GROUP, INC.
                                              P.O. BOX 11079
                                              NEW YORK, N.Y. 10203-0079

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES IN
                     ITEM 1 AND "FOR" ITEMS 2, 3, 4 AND 5.


1.  Election of Directors:

FOR all nominees listed below / / WITHHOLD AUTHORITY to vote for all nominees listed below / / EXCEPTIONS / /

Nominees: F. MacInnis, S. Bershad, D. Brown, T. Cunningham, A. Fried,
M. Hopkins, K. Toner

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "EXCEPTIONS" box and write that nominee's name in the space provided below.)

Exceptions
           ---------------------------------------------

2.  Approval of Amendment of Certificate of Incorporation.

                          FOR       AGAINST      ABSTAIN
                          / /         / /          / /

3.  Approval of 1994 Management Stock Option Plan.

                          FOR       AGAINST      ABSTAIN
                          / /         / /          / /

4.  Approval of 1995 Non-Employee Directors' Non-Qualified Stock Option Plan.

                          FOR       AGAINST      ABSTAIN
                          / /         / /          / /

5.  Appointment of Independent Auditors.

                          FOR       AGAINST      ABSTAIN
                          / /         / /          / /

Address Change and/or Comments Mark Here  / /

                                     In their discretion to vote upon other
                                     matters that may properly come before the meeting.
                                     Please sign exactly as your name appears to the left.
                                     When signing as attorney, executor,
                                     administrator, trustee or guardian,
                                     please give your full title. If shares are held jointly, each holder should sign.


                                     Dated:_________________________ , 1995


                                     ______________________________
                                     Signature

                                     ______________________________
                                     Signature

                                     Votes must be indicated (x) in Black or
                                     Blue ink. /X/

Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.